CPI AEROSTRUCTURES, INC. 8-K

Exhibit 99.1

CPI Aerostructures
Second Quarter 2018 Earnings Conference Call
August 8, 2018 at 8:30 a.m. Eastern

CORPORATE PARTICIPANTS Douglas McCrosson – President and Chief Executive Officer Vincent Palazzoio – Chief Financial Officer Sanjay Hurry – Investor Relations Counsel

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PRESENTATION

Operator

Good morning and welcome to the CPI Aerostructures’ Second Quarter 2018 Earnings Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star then one on your touchtone phone. To withdraw your question, please press star then two. Please note, this event is being recorded.

I would now like to turn the conference over to Sanjay Hurry, Investor Relations Counsel. Please go ahead.

Sanjay Hurry

Thank you, Kate. Good morning, everyone, and welcome to CPI Aerostructures’ 2018 Second Quarter Financial Results Conference Call. A copy of the company’s earnings press release that was issued earlier today and the accompanying PowerPoint presentation to this call are available for download on the Investor Relations section of the CPI Aero website.

On the call this morning are Douglas McCrosson, President and Chief Executive Officer, and Vincent Palazzolo, Chief Financial Officer. At the conclusion of their prepared remarks, management will hold a question and answer session.

As a reminder, this conference call will contain forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from projected results. Included in these risks are the government’s ability to terminate their contracts with the company at any time; the government’s ability to reduce or modify its contracts if its requirements or budgetary constraints change; the government’s right to suspend or bar the company from doing business with them; as well as competition in the bidding process for both government and subcontracting contracts. Subcontracting customers also have the ability to terminate their contracts with the company if it fails to meet the requirements of those contracts or if their customer reduces or modifies its contracts due to budgetary constraints. Given these uncertainties, listeners are cautioned not to place undue reliance on any forward-looking statements contained in this conference call.

Additional information concerning these and other risks can be found in the company’s filings with the SEC.

With that said, I’d like to turn the call over to Douglas McCrosson, President and Chief Executive Officer. Good morning, Doug.

Douglas McCrosson

Good morning, Sanjay. And thank you, everyone, joining us on our call. I will begin this morning with a brief review of our performance for the quarter. Vince will then provide a more detailed review of our financial results, including our full year financial guidance published this morning that adjusts for the WMI acquisition, which did not close in the second quarter. I’ll then conclude the call with some color on the second half of the year and offer some early perspective on 2019.

Before I begin, let me touch on the status of our acquisition of WMI. As you are aware, we are now in litigation to compel WMI parent, Air Industries Group, to provide information required to proceed with the closing of the acquisition. Last week we filed a preliminary injunction motion that seeks a court order directing Air Industries to furnish CPI Aero with all previously requested financial, operating and other data and information relating to WMI. The court has scheduled oral arguments for the preliminary injunction motion for August 13th. As we are currently in litigation, these will be the extent of my comments on WMI today.

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We are reporting another quarter of strong operational performance highlighted by a fifth consecutive quarter of profitability in both sequential and year-over-year growth in revenue. Those of you who have followed our progress over the years are well aware that we have worked hard to put in place an efficient infrastructure to drive consistent profitability. We are therefore very proud of our earnings per share performance, with EPS up for the second quarter and first half of the year 56% and 22%, respectively, over the comparable periods last year.

We have also been focused on improving cash flow from operations. While we expected 2018 will have positive cash flow from operations, as was the case in 2017, we did experience timing issues with billing on three programs that resulted in negative cash flow from operations through June 30th. We fully expect to have these issues resolved in the second half of the year. Vince will provide additional details as part of his review.

We are especially pleased with our revenue performance for the quarter and first half of the year given the uncertainty in defense budgets at the beginning of the year that was only resolved with the passage of the 2018 Omnibus Appropriations Bill in March. Second quarter revenue increased 21% year-over-year and was driven principally by defense programs, such as our Next Generation Jammer Pod for Raytheon, and our T-38 Pacer Classic III program. We also secured a long-term agreement in our commercial segment with Honda Aircraft Company, the manufacturer of the noise attenuating engine inlet for its recently debuted HondaJet Elite advanced light jet. We have manufactured products for the original HondaJet aircraft since 2011, and this award testifies to our strategy to innovate and pursue state-of-the-art manufacturing processes that continue to set us apart from our competition.

The passage of the appropriations bill in March has removed budgetary uncertainties surrounding fiscal 2018. While it provides funding for almost all our customers’ key programs, we saw orders begin to pick up at the beginning of Q2. Its net effect on backlog is not yet evident. You will see this on slide 4, consolidated backlog at quarter end was $360.2 million. Of this amount, 79% or $284.6 million relates to multi-year defense opportunities. This is a sequential decline as compared to the March quarter. However, with defense budgets for 2018 now set, we expect backlog at yearend to be higher than at the end of the second quarter. I will provide additional color around this expectation after Vince’s review.

Turning to slide 5, $277 million of the total backlog at June 30th is derived from defense contracts announced since November of 2014, illustrating continued execution on our defense market strategy. You’ll also note that with exception of the TacSAR Pod structure that is in the early stage of development, we have substantial visibility over defense revenue through 2022 and in some cases beyond. We also have multiple opportunities for replenishment through follow-on contracts. During the second quarter we received additional purchase orders for T-38C Pacer III Classic modification kits. With these purchase orders, we have received orders totaling $18.1 million under a potential $49 million IDIQ contract that we won in 2015 from the Air Force.

I will now turn the call over to Vince Palazzoio, our CFO, to review our financial results for the second quarter in greater detail. Vince?

Vincent Palazzolo

Thank you, Doug. Before I review our second quarter results, I want to remind you that effective January 1, 2018, we adopted a new revenue recognition standard known as ASC Topic 606. Following the adoption of ASC 606, our revenue recognition on all of our current contracts has not changed materially over the life of those contacts. As a further reminder, and as a consequence of our adoption of ASC 606, the asset previously called Cost and Estimated Earnings in Excess of Billings on Uncompleted Contracts is now under ASC 606 called Contract Assets. And the liability previously called Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts is now under ASC 606 called Contract Liabilities.

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Starting on slide 7, revenue for the second quarter of 2018 increased 21% to $20.3 million from $16.7 million for the second quarter of 2017. As Doug mentioned in his opening remarks, we recognized higher revenue from our Next Generation Jammer Pod program and our T-38 Pacer Classic III prime contract that offset lower revenue from our E-2D program. Over the past several quarters, we have seen lower revenue from the E-2D as we transition from the current multi-year program to an expected new multi-year contract that Doug will mention later.

Gross profit increased 24.5% to $4.6 million from $3.7 million in the year ago period. Gross margin for the quarter was 22.6%, an improvement of 60 basis points compared to the year ago period.

Selling, general and administrative expenses increased by approximately $556,000 for the second quarter compared to the same period last year, primarily reflecting an increase in professional fees, salaries, and compensation-related expenses. The increase in professional fess predominately the result of work performed for financial and legal due diligence and transition planning for our proposed acquisition of WMI.

Pre-tax income for the second quarter increased 32.4% to $1.6 million from $1.2 million in the year ago period. The increase was due predominately to higher military revenue.

Net income for the second quarter of 2018 was $1.3 million or $0.14 per diluted share compared to $766,000 or $0.09 per diluted share in the year ago period.

Turning to slide 8, which displays balance sheet highlights, contract assets were $115.2 million, an increase of $4 million compared to December 31, 2017. The increase is the result of work performed but not yet billed on newer programs such as the Next Generation Jammer Pod and the new design of the HondaJet engine inlet, for which we have not yet gone to bill on a steady rate. Further, we experienced some delays in shipping on the G650 program.

As you know, we have been working at reducing the amount of cash tied up in working capital, in particular the amount of inventory we carry. While we have lowered inventory through the first six months of 2018, we had a slight increase in inventory this quarter as we built up units related to these three programs that did not ship until early July. We ended the quarter with working capital of $80.6 million compared to $78.1 million at December 31, 2017, an increase of $2.5 million. The increase is predominately the result of the increase in contract assets.

We used $1 million in cash to support operations in the second quarter of 2018 as compared to positive cash flow of $1.8 million during the same period last year. As was the case last year, we expect the cash flow to improve in the latter portion of the year. At June 30, 2018, total long-term debt stood at $6.2 million compared to $7 million at December 31, 2017.

We had $27.3 million outstanding on our revolving line of credit at quarter end. The $2.5 million increase in the revolving line of credit was the result of timing differences between cash received from customers on certain programs and payments we made to suppliers on these programs. We have resolved some of these timing issues with our customers already and expect to have these issues fully resolved by yearend.

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Shareholders’ equity improved to $77.3 million at quarter end with a book value of $8.65 per share. Our debt to capital stood at 0.46.

Finally, we received a commitment letter from Bank United to amend our Bank United facility to extend the term of the revolving loan through June 30, 2020.

Turning to slide 9, our prior 2018 financial guidance included contributions from WMI and assumed that we would close its acquisition in the second quarter. This is not the case as Doug noted. We are currently in litigation with WMI’s parent company. We are therefore providing standalone financial guidance for 2018 that excludes the acquisition of WMI. For fiscal 2018, we now expect revenue in the range of $82.0 million to $85 million, with pre-tax income anticipated to be in the range of $8.0 million to $8.2 million. We are maintaining our expected effective tax rate range of 19% to 21%.

This concludes my prepared remarks. I will now turn the call back to Doug for additional commentary on the quarter and closing remarks. Doug?

Douglas McCrosson

Thank you, Vince. Looking ahead to the second half of 2018, with defense budgets funded customers are starting to order off our nearly $300 million defense backlog. As reflected in our financial guidance, we expect a stronger second half to the year in terms of revenue, profitability and cash flow from operations and expect to be cash flow positive for the year.

The certainty in defense budgets moreover extends beyond the current year that together with our bid pipeline and with program opportunities on the horizon across both domestic and foreign military sales gives us multi-year line of sight to sustain top and bottom line growth. The appropriations bill raises discretionary spending caps imposed by sequestration for two years, reversing years of decline and uncertainty in defense program funding.

This comes at a time when we are increasingly intertwined in our partner supply chains on longer-term programs. Last week the House of Representatives approved a compromised defense policy bill that would authorize a wave of significant defense department increases for 2019. This compromise bill prioritizes among other things rebuilding military readiness and modernization efforts. These favorable tailwinds are further supported by the administration and Congress indicating their preference for further increased spending on defense together with increasing spending internationally and increasing operating tempos for US and Allied air forces.

Last week the Senate approved its annual Defense Authorization Bill that is above the administration’s request. The bill, which is expected to become a law in a few weeks, allocates $40.8 billion to overcome what it terms as a “crisis in military aviation.” The positive implications to CPI Aero are across multiple platforms. I’ll provide more insight into our opportunity across these platforms in a moment.

Our strategy to support key existing and new defense platforms is aligned with the new Defense Authorization Bill and presents an opportunity for continued growth and our confidence is founded in our competitive advantage. We offer large contractor capabilities with the flexibility and responsiveness of a small company while staying competitive in cost and delivering superior quality products.

As you can see on slide 11, 89% of our bid pipeline is cited on defense platforms. Virtually all bids are at the prime or Tier 1 level. Our growing reputation as an efficient supply chain partner for the aerospace and defense industry positions us well to taking increasing share of work on any platform where the Department of Defense or Tier 1 is looking to improve supply chain efficiency. This quarter you will notice substantial variance in kitting in Aerostructures relative to Q1. Kitting decreased as a percentage of our bid pipeline following the award of the F-16 service life extension program contract to a competitor. However, CPI Aero is an approved source of supply for several components on the F-16 as LPE. So we are eligible to supply parts to the chosen prime contractor. In fact, we recently received an RFP for certain of these components.

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Aerostructures increase as a percentage of the bid pipeline sequentially due largely to the A-10 rewing program. Previously the bid value reflected the first four aircraft only. The bid pipeline now includes the value for the full program of 110 aircraft following submission of our proposal to the prime contractors that will be vying for the rewing contract.

Turning to slide 12, over time we have extended our capabilities, particularly within our manufacturing operations, supply chain and program management functions. In turn, we now possess the ability to supply more complex aerostructure assemblies and aerosystems in support of our defense space programs. Our capabilities have also allowed us the opportunity to pursue higher margin MRO and kitting opportunities. On slide 12 you will see some opportunities ahead in each of the segments that we operate in.

On today’s call, I wanted to provide some color and timing around some of the programs that put us on a path to continued growth, many of which are new starts expected to be funded in the 2019 defense budget.

For our Aerostructure segment, we see a restart of the A-10 Wing Replacement program. The 2019 National Defense Authorization Act that was sent to the president adds $144 million beyond the $103 million already earmarked for the program in the 2018 defense budget. That is approximately a quarter of a billion dollars that is expected to flow to industry starting as early as March of 2019. As we’ve previously discussed, we know of only two prime contractors bidding on the work and we are uniquely positioned to support either winner. While agreements prevent me from disclosing the potential value of the A-10 effort to CPI it is expected to be among our largest potential new programs.

We also have near-term potential on various Blackhawk components and structural repairs as well as for flight control surfaces on a light attacked fixed wing aircraft for an international customer.

In our Kitting and Supply Chain Management segment, we see opportunities in sales of F-16 wing components for both domestic and international customers. We see a new supply agreement with Northrup Grumman for outer wing panel kits for its E-2D Advanced Hawkeye for both US and Japan variance. The 2019 Defense Authorization Bill gives the green light for a new multi-year procurement of E-2D Advanced Hawkeyes and authorizes long-lead funding. We are currently in discussion with Northrop Grumman on the terms of a five-year contract to continue to supply the same kits we have been supplying for more than a decade. And, we have open bids for the supply of structural components for various other military helicopters.

Within our Aerosystem segment, near-term opportunities include systems for reconnaissance pods, electronic warfare pods, and structure for an advanced antenna. I was recently in England attending the Farnborough International Airshow where I held dozens of meetings with senior leaders of our customers and potential customers. The message was clear, product demand for both commercial and defense platforms is likely to make OEMs more reliant on their supply chains and that companies that are system integrators and have the experience to manage complex programs will be an asset to them. I, of course, believe CPI Aero is such a company.

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To that end, in addition to working to close on the several near-term opportunities in front of us, our business development activity is focused on Next Generation aircraft and systems such as the TX Trainer, B21 Long Range Strategic Bomber, the F-16, as well as new model business jets. Likewise, we see potential in leveraging our long experience in manufacturing increasingly more complex aerosystems such as the Next Generation Jammer Electronic Warfare System we built for Raytheon to find success in the autonomous systems market.

On our investor call last quarter, I spoke about the skill set we maintain in-house that lends itself to being a supplier of sub-assemblies or potentially even complete autonomous systems. We have made progress since our last call in positioning our capabilities in front of manufacturers of such systems who will expect who we expect will require outsourced capabilities to meet the projected future demand.

Turning to slide 13, our focus on multi-year defense awards gives us excellent long-term revenue visibility. Our defense and commercial programs have the potential to generate approximately $360 million over the remainder of their periods of performance.

In summary, over the past several years, we have put in place an efficient organization, we redirected our business development efforts towards the defense market and pursued multi-year programs that offer a significant visibility into annual revenue. We have a stable business, have numerous near-term opportunities that we expect to yield new program starts as well as follow-on awards. And, we have established a track record and reputation as a valued supply chain partner that enables us to be in the mix on future aircraft and systems that will drive future growth. And with current and projected near-term US and foreign defense spending as a tailwind, we are on a trajectory for higher and sustainable growth.

This concludes my prepared remarks. Thank you for your participation on the call. Kate, could you please open the call to questions? Thank you.

QUESTIONS AND ANSWERS

Operator

We will now begin the question and answer session. To ask a question, you may press star then one on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star then two.

The first question is from Mike Crawford of B. Riley FBR. Please go ahead.

Mike Crawford

Thanks. Doug, I know you said you couldn’t comment on the WMI acquisition any further, but I mean, why is this thing in court? Didn’t Air Industries sign a signed contract to sell these assets to you?

Douglas McCrosson

Yes, and they backed out of the deal. So, we had to litigate.

Mike Crawford

And so, I mean is it just management or is it the board of directors? Who’s liable here?

Douglas McCrosson

I’m not going to comment on that, Mike. And I’m not sure if you’re referring to their board of directors or mine.

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Mike Crawford

Yes, their board of directors. They’re the ones that are breaching the contract. So, anyway, with the E-2D in transition, if it takes a while to get this extended five-year contract with Northrup Grumman, does that mean there’s any risk to the guidance you’ve provided today?

Douglas McCrosson

No.

Mike Crawford

Okay.

Douglas McCrosson

No, because the guidance today assumes completion of the current multi-year and we have good insight as to when the expected multi-year two will start and that’s reflected as well. And, we believe there’s no risk in that number.

Mike Crawford

Given that this NDA on Trump’s desk is poised to be signed, we’ll have a first on-time budget in 22 years, knock on wood, but does that mean that—would that accelerate the ability to get a jump start on the A-10 rewinging?

Douglas McCrosson

That’s always possible, Mike. Our expectation, though, is that the current calendar for that award is still March of 2019. Could that accelerate? Sure. There was some good news recently. The government, the original government request it had the 110 or so aircraft in there but they were only going to put 4 on contract. That number has been increased up to 12 with the expectation that the new money that’s coming for ‘19. So, we’re already seeing signs that they’ve increased their commitment to industry on how many aircraft they initially want. We view that as a very good sign.

Mike Crawford

Okay, great. Thank you very much.

Douglas McCrosson

Thank you, Mike.

Operator

The next question is from Ken Herbert of Canaccord. Please go ahead.

Ken Herbert

Hi, good morning, Doug.

Douglas McCrosson

Good morning, Ken.

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Ken Herbert

I just wanted to follow up on the comments you made around some of the further opportunities you’re pursuing, whether it be TX, B21s, some F-16, obviously it sounds like there’s incremental opportunities on the Next Gen Jammer. What’s the time frame we should think about and maybe you would be in a position to announce the initial or significant new program starts, I guess as we think about the budget firming, we think about obviously your business development efforts, and the pipeline growing? What’s maybe a couple of the next catalysts we should think about as we head into ’19 of incremental programs that could be significant to the company?

Douglas McCrosson

Well, some are on the near-term, meaning within the next say 30 to 60 days, in terms of some of the current products that we’re doing that we expect follow-on that will take us over the next several years. Some of those programs include the current Raytheon mid-band program that we’re doing with them now. Of course, E-2D is multi-year that we expect, too. There’s some spares and aftermarket contracts that we’re looking at with Lockheed Martin Sikorsky’s division for Blackhawk. Those are fairly near-term, certainly within the next 60 to 90 days for all of those.

Then for the new pursuits, we stood up a new business development leadership team. Some of the longer-term, like B21 and TX, certainly TX won’t happen until a winner is selected on the prime contract, but we’re making our case and our value proposition too many of the partners that have already been announced for Trainer and for the B21.

Ken Herbert

Okay, that’s helpful. And, as we think about incremental work or starting up A-10 work again, obviously you’ve done a lot of work on that in the past and you had some issues with your customer on the contracts and in getting profitability on that contract as to where you’d like it to be. Is there anything we should be concerned about moving forward on this program or do you feel like you’ve made sufficient changes to a potential contract here and how you structure things moving forward on this program that assuming it does start next year and you’re on a relatively accelerated path that it will obviously be incrementally positive and derisk relative to prior work on this program?

Douglas McCrosson

Yes, the engineering data is stable now. Both the prime contractor, whoever that is, and their teammates have essentially kind of worked out all of the technical challenges and inspection challenges and quality issues that had created a lot of uncertainty when the program was originally let out. We’ve accounted for all of that basically in that we have eight years of cost data both internal costs with labor as well as external costs with the supply chain. And, our bid is based on those actual costs adjusted for the various quantities that they’d like to buy.

So, we view the, I’ll say the performance risk is negligible because we’ve been making a quality product for a long time now, and really we view the financial risk in terms of being able to achieve our estimates as equally low.

Ken Herbert

Great. Thank you very much.

Douglas McCrosson

Thank you, Ken.

Operator

Again, if you have a question, please press star then one. The next question comes from Ben Cleave of NOBLE Capital Markets. Please go ahead.

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Ben Cleave

Hi, thanks, just a couple of quick ones from me. First of all, a quick question regarding the guidance revision. I just want to be clear that 100% of the guidance revision was tied to WMI. Was there any kind of revision either upward or downward coming from internal performance here, either the performance today or the outlook for the remainder of the year?

Douglas McCrosson

No, the only change was stripping out WMI’s projections from the full year.

Ben Cleave

Perfect, thank you. Doug, in your comments on the kind of near-term opportunities, I’m wondering if you can elaborate a bit on the potential on the UAV market, both from a capability standpoint and then when you anticipate developments in that space, when they transpire here. How should we really look at the potential in that space for you over the next couple years?

Douglas McCrosson

So, one of the things that we’ve tried to do over the last several years and really culminating with the Next Generation Jammer Pod where we showed the value that a small business with our type of complex skills, in terms of complex structural assemblies can add to these prime contractors, I think that with that contract we’ve been able to show other manufacturers of similar systems as well as autonomous systems that the types of work that they need can be done by a small affordable manufacturer. So, we’ve put ourselves in with our cost structure and our capability to be able to compete, I think, in meeting the objectives of what would be the I’ll say the longer-term UAV market. So, we see the lighter, smaller, more affordable type systems that will be fielded, we think will benefit from our type of skills with our type of cost structure.

So, I think we answer industry’s need for a capable manufacturer that can develop and integrate all of these components at a lower cost than our peers could do. Because right now when we compete in highly complex systems, we’re competing against large multi-billion dollar aerospace companies that have a very high cost structure. And so, we’re able to develop the same types of skills around a lower cost structure.

So, I think that while we don’t have necessarily anything identified right now certainly the key objective of our business development team is to find those opportunities where affordability and high quality and complexity align to meet our customers’ need.

Ben Cleave

That’s perfect. Thanks, Doug. Appreciate the color and I’ll get back in queue.

CONCLUSION

Operator

This concludes our question and answer session. I would like to turn the conference back over to Doug McCrosson for closing remarks.

Douglas McCrosson

Well, thank you again for participating on today’s call and Vince and I look forward to talking to you again when we issue our third quarter 2018 financial performance press release. Thank you, have a good day.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

CPI Aerostructures August 8, 2018 at 8:30 a.m. Eastern